                                                                       EXHIBIT 4


                              ASSIGNMENT AGREEMENT

       THIS ASSIGNMENT AGREEMENT (the "Agreement") is made and entered into this 1st day of October, 2002, by and among SCP Private Equity Partners II, L.P. ("Assignee"), Safeguard Delaware, Inc., Safeguard Scientifics (Delaware), Inc. and Safeguard 2000 Capital, L.P. (collectively the "Assignors").

                                   WITNESSETH:

              WHEREAS, Assignee and Assignors are parties to the Stock Purchase Agreement dated October 1, 2002 ("Purchase Agreement"), pursuant to which Assignee has agreed to purchase the Securities (as defined in the Purchase Agreement) and Assignors have agreed to assign to Assignee all of their respective rights associated with the Securities;

              WHEREAS, Assignors are parties to the Second Amended and Restated Investors' Rights Agreement dated March 30, 2001, by and among USDATA Corporation ("USDATA") and the other parties therein (the "Investors' Rights Agreement"), which provides Assignors with certain rights with respect to the Securities;

              WHEREAS, Safeguard 2000, L.P. is a party to the Exchange Agreement (the "Exchange Agreement" and together with the Investors' Rights Agreement, the "Assigned Agreements") dated September 12, 2000, between Safeguard 2000 Capital, L.P. ("Safeguard 2000") and USDATA, which provides Safeguard 2000 with certain rights with respect to the Warrants (as defined in the Purchase Agreement); and

              WHEREAS, Assignors desire to assign all of their respective rights, title and interest in, to and under the Assigned Agreements to Assignee in accordance with their obligations under the Purchase Agreement and Assignee desires to accept such assignment.

       NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Assignment of the Investors' Rights Agreement. Assignors hereby assign and transfer to Assignee all of Assignors' rights, title and interest in, to and under the Investors' Rights Agreement, and Assignee hereby accepts such assignment and transfer and assumes the performances of all terms, covenants, obligations and conditions of Assignors accruing or arising under the Investors' Rights Agreement on and after the date hereof.

       2. Assignment of Exchange Agreement. Safeguard 2000 hereby assigns and transfers to Assignee all of Safeguard 2000's rights, title and interest in, to and under the Exchange Agreement; provided that such assignment shall be subject to that certain Warrant

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Agreement dated as March 30, 2001, by and among USDATA, Assignee and Safeguard
2000. Assignee hereby accepts such assignment and transfer and assumes the performances of all terms, covenants, obligations and conditions of Assignors accruing or arising under the Exchange Agreement on and after the date hereof.

       3. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements executed and to be performed solely within the Commonwealth, without reference to the choice of law provisions thereof.

       4. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are superseded hereby in their entireties. No amendment or modification hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both parties.

       5. Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Assignors, Assignee, and their respective successors and permitted assigns.

       6. Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

       7. Further Assurances. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

                                      -2-

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       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the date first set forth above.

                                            ASSIGNORS:

                                            SAFEGUARD DELAWARE, INC.

                                            By: /s/ N. Jeffrey Klauder
                                                ----------------------
                                               Name:  N. Jeffrey Klauder
                                               Title: Vice President

                                            SAFEGUARD SCIENTIFICS
                                            (DELAWARE), INC.


                                            By: /s/ N. Jeffrey Klauder
                                                ----------------------
                                               Name:  N. Jeffrey Klauder
                                               Title: Vice President

                                            SAFEGUARD 2000 CAPITAL, L.P.


                                            By: /s/ N. Jeffrey Klauder
                                                ----------------------
                                               Name:  N. Jeffrey Klauder
                                               Title: Vice President

                                            ASSIGNEE:

                                            SCP PRIVATE EQUITY PARTNERS II, L.P.

                                            By: /s/ Winston J. Churchill
                                                ------------------------
                                               Name:  Winston J. Churchill
                                               Title: Manager



The undersigned hereby acknowledges, accepts and agrees the terms and conditions of this Assignment Agreement.

                                            USDATA Corporation



                                            By: /s/ Jennifer P. Dooley
                                                --------------------------------
                                               Name: Jennifer P. Dooley
                                                     ---------------------------
                                               Title: VP Finance & CFO
                                                      --------------------------

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